Exhibit 99.1

Contact:
Sarah Spitz
Director, Public Relations
sspitz@sunpower.com
832-444-7151

SunPower Announces Chief Operating Officer

RICHMOND, Calif., May 1, 2023— SunPower Corp. (NASDAQ: SPWR), a leading solar technology and energy services company, today announced Jennifer Johnston as its new Executive Vice President and Chief Operating Officer, effective May 8, 2023. As COO, she will oversee SunPower’s operations and customer care organizations. Johnston brings more than two decades of experience leading teams in operations, manufacturing, logistics, and finance.

Johnston most recently served as Chief Operating Officer and Chief Financial Officer at a technology company at the intersection of robotics and retail services. Before that, she spent 10 years at Amazon, where she held both finance and business leadership positions across Amazon Fulfillment, Amazon Logistics, Amazon Go and AWS, driving operational and financial scalability across each of the businesses.

Johnston has also held various roles at large organizations including General Electric, Bristol Myers Squibb, Saint-Gobain and the Gillette Company, where she oversaw complex operations, managed large teams, and drove significant improvements in efficiency and cost-effectiveness. She holds a bachelor's degree in business administration with a concentration in finance from Northeastern University.

“Jen is a proven leader with deep experience in organizations undergoing significant transformation,” said Peter Faricy, SunPower CEO. “As we accelerate our growth, her leadership will be essential to ensure efficient day-to-day operations, deliver world-class customer experiences, and build organizational infrastructure that will enable us to deliver on our long-term strategy. I am confident in her ability to execute in these areas and know Jennifer will be a tremendous asset to our team.”

“I am absolutely thrilled to be joining SunPower as Chief Operating Officer. It’s meaningful to be a part of a company with such an important mission, and I am eager to make an impact on the way our world is powered,” said Johnston. “I look forward to working with the team, continuing the great work being done and building the best solutions and experience for our customers.”

About SunPower
SunPower is a leading solar and energy services provider in North America. SunPower offers the only solar + storage solution designed and warranted by one company that gives customers control over electricity consumption and resiliency during power outages while providing cost savings. For more information, visit www.sunpower.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our expectations for our business. These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory changes and the availability of economic incentives promoting use of solar energy and fluctuations or declines in the performance of our solar panels and other products and solutions. A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our most recent report on Form 10-K, particularly under the heading "Risk Factors." Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at investors.sunpower.com. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

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